Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of lnnovus Pharmaceuticals, Inc. on Form S-8 to be filed on or about November 28, 2016 of our report dated March 31, 2015, on our audit of the consolidated financial statements as of December 31, 2014 and for the year ended December 31, 2014, which report was included in the Annual Report on Form 10-K filed March 31, 2015. Our report includes an emphasis-of-matter paragraph highlighting the line of credit provided by the President and Chief Executive Officer of the Company and deferral of the payment of his salary.

/s/ EisnerAmper LLP
Iselin, New Jersey
November 28, 2016